Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES QUARTERLY REPORT

Huntington, WV   February 13, 2018-  Energy Services of America (the “Company” or “Energy Services”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company (“C.J. Hughes”) and Nitro Electric Company (“Nitro Electric”), announced the filing of the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2017. Energy Services earned revenues of $32.5 million for the three months ended December 31, 2017. Gross profit and net income available to common shareholders were $2.0 million and $71,000, respectively, for the three months ended December 31, 2017. The Company had adjusted EBITDA of $1.0 million ($0.07 per share) for the three months ended December 31, 2017. The backlog at December 31, 2017 was $54.2 million.

Below is a comparison of the Company’s operating results for the three months ended December 31, 2017 and 2016:

	Three Months Ended	Three Months Ended
	December 31, 2017	December 31, 2016
	Unaudited	Unaudited

Revenue	$32,547,603	$37,496,872

Cost of revenues	30,572,149	32,812,085

Gross profit	1,975,454	4,684,787

Selling and administrative expenses	2,009,091	2,195,610
Income (loss) from operations	(33,637)	2,489,177

Other income (expense)
Interest income	132,281	-
Other nonoperating income expense	(55,124)	(71,429)
Interest expense	(295,844)	(230,969)
Gain on sale of equipment	368,705	26,990
	150,018	(275,408)
Income from continuing operations
before income taxes	116,381	2,213,769

Income tax expense (benefit)	(32,119)	975,112
Income from continuing operations	148,500	1,238,657

Dividends on preferred stock	77,250	77,250
Income from continuing operations
available to common shareholders	71,250	1,161,407

Income from discontinued operations
net of tax benefit	-	-
Net income available to common shareholders	$71,250	$1,161,407

Revenues for the three months ended December 31, 2017 decreased $5.0 million compared to the same period in 2016. The decrease was primarily due to an $8.8 million revenue decrease in petroleum and gas work, partially offset by a $3.7 million revenue increase in electrical and mechanical services, and a $100,000 revenue increase in water and sewer and other ancillary projects. The gross profit percentage for the three months ended December 31, 2017 was 6.1%, as compared to 12.5% for the same period in 2016. The revenue and gross profit percentage decreases for the three months ended December 31, 2017 as compared to the same period in 2016 was primarily due to finishing two major projects with losses in fiscal year 2017.

Douglas Reynolds, President, commented on the announcement. “In the first quarter of fiscal year 2018, we were primarily finishing projects that started in the prior fiscal year. Due to an overall labor shortage in the pipeline construction industry last year, we suffered production inefficiencies and schedule overruns on two major projects. This prevented us from securing additional work in the quarters ended September 30, 2017 and December 31, 2017. It also had a negative effect on our gross margin percentage for the quarter ended December 31, 2017.” Reynolds continued, “To help expand our customer base and improve our performance on pipeline work, we have made a new hire to help bolster our sales and marketing efforts in the Marcellus and Utica Shale regions as well as added an experienced industry professional to assist our construction management team. We are working very hard to improve operating results in fiscal year 2018.”

Please refer to the table below that reconciles adjusted EBITDA and adjusted EBITDA per share with net income available to common shareholders:

	Three Months Ended	Three Months Ended
	December 31, 2017	December 31, 2016
	Unaudited	Unaudited

Net income available to
common shareholders	$71,250	$1,161,407

Add: Income tax expense (benefit)	(32,119)	975,112

Add: Dividends on preferred stock	77,250	77,250

Add: Interest expense	295,844	230,969

Less: Non-operating (income) expense	(445,862)	44,439

Add: Depreciation expense	1,049,688	678,331
Adjusted EBITDA	$1,016,051	$3,167,508
Common shares outstanding	14,239,836	14,239,836
Adjusted EBITDA per common share	$0.07	$0.22

Certain statements contained in the release, including without limitation statements including the words “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America

Contact: Douglas Reynolds, President

304-522-3868